Exhibit 22

List of Subsidiary Guarantors and Issuers of Guaranteed Securities

As of March 31, 2020, Mylan Inc., a Pennsylvania corporation, was (i) a guarantor of Mylan N.V.’s 3.750% Senior Notes due 2020, 3.150% Senior Notes due 2021, 3.950% Senior Notes due 2026 and 5.250% Senior Notes due 2046 and (ii) the issuer of Mylan Inc.’s 3.125% Senior Notes due 2023, 4.200% Senior Notes due 2023, 4.550% Senior Notes due 2028, 5.400% Senior Notes due 2043 and 5.200% Senior Notes due 2048, which are guaranteed by Mylan N.V.